Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 252-7999 F (617) 252-7550 www.vcel.com
Vericel Reports Record Third Quarter Revenues of $22.5 Million and Raises Full Year 2018 Revenue Guidance
58% Revenue Growth Over Third Quarter 2017
Conference Call Today at 8:30am Eastern Time
CAMBRIDGE, Mass., November 6, 2018 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ:VCEL), a leader in advanced cell therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the third quarter ended September 30, 2018 and raised its full year 2018 revenue guidance.
Third Quarter 2018 Financial Highlights

•	Total net revenues increased 58% to $22.5 million compared to $14.3 million in the third quarter of 2017;

•	Gross margins of 64% compared to gross margins of 50% in the third quarter of 2017;

•	Net loss of $1.1 million, or $0.02 loss per share, compared to net loss of $5.4 million, or $0.16 per share, in the third quarter of 2017;

•	Non-GAAP adjusted EBITDA of $0.9 million compared to a loss of $2.9 million in the third quarter of 2017;

•	As of September 30, 2018, the company had $97.8 million in cash and short-term investments compared to $26.9 million in cash at December 31, 2017; and

•	Full year 2018 revenue guidance raised to $87 to $90 million compared to previous full year revenue guidance of $80 to $83 million.

Recent Business Highlights
During and since the third quarter of 2018, the company:

•	Reported record third quarter revenues, marking the sixth consecutive quarter with record revenues for the reported quarter;

•	Announced plans to increase the MACI® sales force by 20%, adding a sixth sales region and increasing from 40 to 48 representatives in 2019;

•	Expanded MACI manufacturing capacity to meet increased MACI demand;

•	Appointed Dr. Jonathan Hopper as Chief Medical Officer; and

•	Announced acceptance of four abstract podium presentations for Epicel® at the upcoming Annual North American Burn Society Conference in January 2019.

“We achieved record third quarter revenues and our consistently strong revenue growth has generated significant improvements in gross margins, profitability and cash flow,” said Nick Colangelo, president and CEO of Vericel. “Based on the strength of our performance year to date and the continued momentum in MACI uptake, we have raised our full year 2018 revenue guidance and plan to further expand the MACI sales force to meet an expanded addressable market.”
Third Quarter 2018 Results
Total net revenues for the quarter ended September 30, 2018 were $22.5 million, which included $16.4 million of MACI® (autologous cultured chondrocytes on porcine collagen membrane) net revenue and $6.0 million of Epicel® (cultured epidermal autografts) net revenue, compared to $9.9 million of MACI net revenue and $4.4 million of Epicel net revenue, respectively, in the third quarter of 2017.
Gross profit for the quarter ended September 30, 2018 was $14.3 million, or 64% of net revenues, compared to $7.1 million, or 50% of net revenues, for the third quarter of 2017.
Total operating expenses for the quarter ended September 30, 2018 were $15.7 million compared to $11.1 million for the same period in 2017. The increase in operating expenses was primarily due to $1.2 million in service fees paid to MACI pharmacy distributors, a $1.0 million increase in MACI sales force expenses as a result of the MACI sales force expansion, a $1.0 million increase in reimbursement support services as a result of increased MACI demand, and a $1.0 million increase in stock-based compensation expenses.
Loss from operations for the quarter ended September 30, 2018 was $1.3 million, compared to a loss of $4.0 million for the third quarter of 2017. Material non-cash items impacting the operating loss for the quarter included $1.9 million of stock-based compensation expense and $0.3 million in depreciation expense, compared to $0.8 million of stock-based compensation expense and $0.4 million in depreciation expense in the third quarter of 2017.
Other income for the quarter ended September 30, 2018 was $0.3 million compared to other expense of $1.4 million for the third quarter of 2017. The increase in other income is primarily due to income recognized upon the expiration of unexercised warrants in the current quarter compared to an expense for the change in the fair value of warrants in the third quarter of 2017.
Non-GAAP adjusted EBITDA was $0.9 million for the quarter ended September 30, 2018 compared to a loss of $2.9 million in the third quarter of 2017. See table reconciling non-GAAP measures for more details.
Vericel’s net loss for the quarter ended September 30, 2018 was $1.1 million, or $0.02 per share, compared to a net loss of $5.4 million, or $0.16 per share, for the third quarter of 2017.

As of September 30, 2018, the company had $97.8 million in cash and short-term investments compared to $26.9 million in cash at December 31, 2017.
Full Year 2018 Financial Guidance
The company now expects total net product revenues for the full year 2018 to be in the range of $87 to $90 million, compared to the previous full year revenue guidance of $80 to $83 million.
Conference Call Information
Today's conference call will be available live at 8:30am Eastern time in the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's third-quarter 2018 investor conference call. If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events-presentations until November 6, 2019. A replay of the call will also be available until 11:30am (EDT) on November 11, 2018 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 9585868.
About Vericel Corporation
Vericel is a leader in advanced cell therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. For more information, please visit the company's website at www.vcel.com.
GAAP v. Non‑GAAP Measures
Vericel's reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission.  Vericel has provided in this release financial information that has not been prepared in accordance with GAAP.  Vericel's management believes that the non-GAAP adjusted EBITDA described in the release, or non-GAAP EBITDA adjusted for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel's underlying performance, business and performance trends, and helps facilitate period to period comparisons and comparisons of its financial measures with other companies in Vericel's industry.  However, non-GAAP financial measures that Vericel uses may differ from measures that other companies may use.  Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Epicel® and MACI® are registered trademarks of Vericel Corporation. © 2018 Vericel Corporation. All rights reserved.
This document contains forward-looking statements, including, without limitation, all of the statements in the last bullet under the section captioned “Third Quarter 2018 Financial Highlights” and in “Full Year 2018 Financial Guidance” and statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," “guidance,” ”outlook,” “future,” and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with our expectations regarding 2018 revenues, our ability to achieve or sustain profitability, our need to generate significant sales to become profitable, potential fluctuations in sales volumes and our results of operations over the course of the year, competitive developments, estimating the commercial growth potential of our products and product candidates, growth in revenues and improvements in gross margins, profitability and cash flow, market demand for our products, our ability to secure consistent reimbursement for our products, changes in third party coverage and reimbursement, any disruption or delays in operations at our facilities, our dependence on a limited number of third party suppliers, our ability to maintain and expand our network of direct sales employees, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") on March 5, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.
Global Media Contacts:
David Schull
Russo Partners LLC
David.schull@russopartnersllc.com
+1 212-845-4271 (office)
+1 858-717-2310 (mobile)

Karen Chase
Russo Partners LLC
Karen.chase@russopartnersllc.com
+1 646-942-5627 (office)
+1 917-547-0434 (mobile)

Investor Contacts:
Chad Rubin
Solebury Trout
crubin@troutgroup.com
+1 (646) 378-2947

Lee Stern
Solebury Trout
lstern@troutgroup.com
+1 (646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$53,289	$26,862
Short term investments	44,462	—
Accounts receivable (net of allowance for doubtful accounts of $286 and $249, respectively)	15,528	18,270
Inventory	3,638	3,793
Other current assets	2,339	1,581
Total current assets	119,256	50,506
Property and equipment, net	5,207	4,071
Total assets	$124,463	$54,577
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,580	$5,552
Accrued expenses	5,592	5,573
Deferred rent	534	420
Current portion of term loan credit agreement (net of deferred costs of $69 and $67, respectively)	4,097	350
Warrant liabilities	—	1,014
Other	189	181
Total current liabilities	14,992	13,090
Revolving and term loan credit agreement (net of deferred costs of $150 and $196, respectively)	13,183	16,888
Deferred rent	1,813	2,059
Total liabilities	29,988	32,037
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 43,170 and 35,861, respectively	468,447	383,020
Other comprehensive loss	(18)	—
Warrants	302	397
Accumulated deficit	(374,256)	(360,877)
Total shareholders’ equity	94,475	22,540
Total liabilities and shareholders’ equity	$124,463	$54,577

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Product sales, net	$22,484	$14,260	$59,522	$40,574
Cost of product sales	8,138	7,186	23,531	21,965
Gross profit	14,346	7,074	35,991	18,609
Research and development	3,113	2,919	10,581	9,357
Selling, general and administrative	12,569	8,186	35,314	25,427
Total operating expenses	15,682	11,105	45,895	34,784
Loss from operations	(1,336)	(4,031)	(9,904)	(16,175)
Other income (expense):			0
Decrease (increase) in fair value of warrants	420	(1,060)	(2,524)	(512)
Foreign currency translation loss	—	(6)	(49)	(20)
Interest income	307	2	390	6
Interest expense	(460)	(317)	(1,340)	(878)
Other income	—	5	48	6
Total other income (expense)	267	(1,376)	(3,475)	(1,398)
Net loss	$(1,069)	$(5,407)	$(13,379)	$(17,573)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.02)	$(0.16)	$(0.34)	$(0.54)
Weighted average number of common shares outstanding (Basic and Diluted)	42,925	33,667	39,163	32,783

RECONCILIATION OF REPORTED NET LOSS (GAAP) TO ADJUSTED EBITDA (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Net loss (GAAP)	$(1,069)	$(5,407)	$(13,379)	$(17,573)
Change in fair value of warrants	(420)	1,060	2,524	512
Revenue reserve related to a dispute between pharmacy provider and payer	—	—	—	1,418
Stock compensation expense	1,932	755	5,739	2,053
Depreciation and amortization	320	402	1,133	1,186
Net interest expense	153	315	950	872
Adjusted EBITDA (Non-GAAP)	$916	$(2,875)	$(3,033)	$(11,532)